Exhibit 10.11

Singulex, Inc. Amended and Restated

Employment, Confidentiality and Noncompete Agreement

Singulex, Inc., a Delaware corporation (“Company”), and Philippe Goix, a California resident (“Executive”), enter into this Amended and Restated Employment, Confidentiality and Noncompete Agreement (the “Agreement”) as of March 3, 2009 (the “Effective Date”).

Recitals

A.            Company and Executive previously entered into an Employment, Confidentiality and Noncompete Agreement as of September 1, 2004, which agreement was previously amended effective as of October 25, 2006 and September 1, 2007 (as amended, the “Prior Agreement”), which set forth the terms and conditions of Executive’s employment with the Company.

B.            Company is engaged in, among other things, the business of researching, developing and selling molecular detection devices and diagnostic assays, and Company conducts business throughout the United States.

C.            Executive desires to continue his employment as Company’s President and Chief Executive Officer, and Executive recognizes and acknowledges that Executive’s position with Company will provide Executive with access to Company’s Confidential Information (as defined herein).

D.            Company and Executive wish to amend and restate the Prior Agreement as set forth herein, and intend that the Prior Agreement be replaced in all respects by this Agreement.

Agreements

NOW, THEREFORE, in consideration of the compensation and other benefits of Executive’s employment by Company and the recitals, mutual covenants and agreements hereinafter set forth, Executive and Company agree as follows:

Section 1.              Employment Services.

1.1     Executive shall continue to be employed by Company upon the terms and conditions hereinafter set forth.  Executive shall continue to serve as President and Chief Executive Officer on a full-time basis.  This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits for the Executive during his employment, and in the event his employment with the Company terminates under circumstances described herein.

1.2     Executive agrees that throughout Executive’s employment with Company, Executive will (a) faithfully render such services as may be delegated to Executive by Company’s Board of Directors (“Board of Directors”), (b) devote substantially all of Executive’s entire business time, good faith, best efforts, ability, skill and attention to Company’s business, and (c) follow and act in accordance with all of the rules, policies and procedures of Company.

1.3     “Employment Period” means the period commencing upon the Effective Date and ending on the date that the Executive’s employment with the Company is terminated.

1.4     “Subsidiary” means any corporation, joint venture or other business organization in which the Company now or hereafter, directly or indirectly, owns or controls more than fifty percent (50%) interest.

Section 2.              Term of Employment.  Executive’s employment with the Company will be for no specified term, and may be terminated by Executive or the Company at any time, with or without cause, subject to the provisions of Section 4 below.

Section 3.              Compensation.  During the Employment Period:

3.1     Company shall pay Executive as compensation for his services an annual base salary of not less than Three Hundred Thirty-Five Thousand Dollars ($335,000) (the “Base Salary”), payable in accordance with Company’s usual payroll practices, but retroactive to January 1, 2009.  Executive’s Base Salary shall be reviewed annually by the Board of Directors with adjustments to be made retroactive to January 1 of each year.  Company agrees that, in light of the fact that Executive commenced full-time employment as Company’s President and Chief Executive Officer in June 2007 and has not received an adjustment in base salary since that time, Company will pay Executive, within five (5) business days of the date Executive executes and delivers this Agreement, the sum of $5,000 to compensate Executive for the delay in Company performing its review of his compensation.  Company and Executive agree that such payment shall be made this time only, and that, commencing January 1, 2010, Executive’s compensation shall be reviewed annually effective January 1 of each year regardless of Executive first day of employment.

3.2     Executive shall be eligible to receive an annual bonus (the “Bonus”) of up to thirty-five percent (35%) of Base Salary.  The Board of Directors or the compensation committee thereof (the “Compensation Committee”), in its sole discretion, shall determine the amount, if any, of the Bonus, based upon performance against any applicable milestones, the Company’s financial condition, and any other factors which the Board of Directors or Compensation Committee deem appropriate.  Bonuses, if any, shall be awarded and paid on or prior to March 31 of the year following the end of the applicable calendar year.

3.3     Each stock option previously granted to Executive shall continue to be subject to the terms and conditions of the plan under which the option was granted and the applicable stock option agreement.  In addition to other amounts payable hereunder, the Board of Directors (or the Compensation Committee) may grant Executive additional stock options from time to time in the future, on such terms and subject to such conditions as the Board of Directors or the Compensation Committee may determine as of the date of any such grant.  Any additional stock options granted to Executive after the Effective Date shall be at the sole discretion of the Board of Directors (or the Compensation Committee), and unless otherwise specified by the Board of Directors (or the Compensation Committee) at the time of grant shall:  (a) be incentive stock options to the maximum extent permitted under the Internal Revenue Code of 1986, as amended (the “Code”), (b) have an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant, and (c)

be subject to the terms and conditions of the Company’s 2002 Stock Option Plan and the Company’s standard form of stock option agreement.

3.4     During the Employment Period, the Company, upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all reasonable business expenses actually and necessarily paid or incurred by him in the course of and pursuant to the business of the Company, in accordance with Company policies relating to the reimbursement of business expenses.

3.5     Executive shall be entitled to fifteen (15) days per calendar year of paid vacation, and paid sick leave on the same basis as may from time to time apply to other Company executive employees generally.

3.6     Executive shall be eligible for such other benefits and perquisites as may from time to time be awarded to Executive by Company, payable at such times and in such amounts as Company, in its sole discretion, may determine.  Executive shall also be eligible for any benefits for which Executive may be eligible under any benefit plans, including group life, medical, health, dental and/or disability insurance, 401(k) or other benefits which are provided to other employees of Company.

3.7     All compensation payable by Company to Executive hereunder shall be subject to customary withholding taxes and other employment taxes as required with respect thereto.

Section 4.              Termination of Employment.

4.1     This Agreement and Executive’s employment may be terminated by Company as follows:

(a)           upon the death of Executive.

(b)           in the event Executive, by reason of physical or mental disability, shall with reasonable accommodation be unable to perform a material portion of the services required of Executive hereunder for a continuous ninety (90) day period.  In the event of a disagreement concerning the existence of any such disability; the matter shall be resolved by a disinterested licensed physician chosen by Company or its insurers with approval by Executive.

(c)           for “good cause”, which for the purposes of this Agreement shall mean:  (i) the failure or inability of Executive to perform material duties assigned to Executive by Board of Directors (other than any such failure resulting from Executive’s physical or mental disability) after thirty (30) days after receiving a written demand by the Board of Directors identifying the manner in which it believes Executive has not performed his duties; (ii) a material breach of this Agreement by Executive; or (iii) Executive’s commission of fraud or dishonesty against Company or gross negligence or willful conduct involving a third party or conviction of a felony which significantly impairs the reputation of, or otherwise harms, Company or its affiliates.

(d)           for any other cause or without cause.

4.2     This Agreement and Executive’s employment may be terminated by Executive as follows:

(a)           for “good reason,” which for the purposes of this Agreement shall mean: (i) any failure by the Company to comply with the material terms of this Agreement; (ii) any request by the Company that Executive perform any act which is illegal; (iii) any material reduction in Executive’s responsibilities, duties or authority which is not consented to by Executive; (iv) any reduction in Executive’s base salary as in effect on the date hereof, or as the same may be increased from time to time, which is not consented to by Executive; or (v) any relocation of Executive by the Company to a location outside California which is not consented to by Executive.

(b)           for any other reason or without reason.

4.3     Upon termination of this Agreement, all rights and obligations of the parties hereunder shall cease except that termination of employment pursuant to this Section 4 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Section 4 through Section 13.

4.4     If, on the Date of Termination, as defined below, the Executive is a member of the Board of Directors of the Company or any of the Subsidiaries, or holds any other position with the Company and the Subsidiaries (other than the position described in Section 1.1), the Executive shall resign from all such positions as of the Date of Termination.

4.5     Any termination of the Executive’s employment by the Company or the Executive (other than a termination pursuant to Section 4.1(a)) must be communicated by a written Notice of Termination to the other party hereto.  “Notice of Termination” means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  “Date of Termination” means the last day the Executive is employed by the Company, provided that the Executive’s employment is terminated in accordance with this Section 4.5.

4.6     The Executive’s right to payment and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this Section 4.6, subject to Section 4.7 below:

(a)           the Company shall pay to the Executive:

(i)            in accordance with Company’s usual payroll practices and applicable law, the Base Salary up to and including the Date of Termination;

(ii)           in accordance with Company’s usual payroll practices and applicable law, payment for unused vacation days;

(iii)          in accordance with the Company’s policy and regular business practice, payment for all documented business expenses;

(iv)          if the Date of Termination occurs after January 1 but prior to March 31 of a given year, the Executive shall be paid such Bonus, if any, at the regularly scheduled time as determined by the Board of Directors (which shall not be later than March 31 of the year in which the Date of Termination occurs); and

(v)           any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company.

Except as may be otherwise expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the Date of Termination.

(b)           if the Date of Termination occurs as a result of circumstances described in Section 4.1(a) (relating to the Executive’s death) or Section 4.1(b) (relating to the Executive’s disability), except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Company shall have no obligation to make payments under the Agreement for periods after the Date of Termination.

(c)           similarly, if the Date of Termination occurs as a result of circumstances described in Section 4.1(c) (relating to termination by the Company for good cause) or Section 4.2(b) (relating to termination by the Executive for other than good reason) then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Company shall have no obligation to make payments under the Agreement for periods after the Date of Termination.

(d)           if the Date of Termination occurs as a result of circumstances described in Section 4.1(d) (relating to termination by the Company for other than good cause) or Section 4.2(a) (termination by the Executive for good reason), then, in addition to the amounts payable in accordance with Section 4.6(a):

(i)            the Executive shall receive from the Company for the period continuing through twelve (12) months after the Date of Termination (the “Severance Period”), an aggregate amount equal to seventy five percent (75%) of the Base

Salary, as in effect on his Date of Termination, with such severance payments paid in equal increments in accordance with Company’s usual payroll practices.  The Severance Period, and the Company’s obligation to make payments under this Section 4.6(d)(i) shall cease with respect to periods after the date, if any, of the breach by the Executive of the provisions of Section 5 through Section 13.

(ii)           during the following twelve (12) months after the Date of Termination or such lesser period as Executive is eligible for and elects COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)) under any Company group health plan, the Company shall pay 100% of the premiums necessary to maintain such COBRA continuation coverage at the same level of coverage Executive has in effect on the Date of Termination.

(iii)          for any stock options granted to Executive more than one year prior to the Date of Termination, the exercise restrictions with respect to such stock options shall lapse, and such options shall become fully vested and exercisable as of the Date of Termination.  The portion of any stock option granted to the Executive that is exercisable immediately prior to the Date of Termination, as well as the portion of any stock option that becomes exercisable by reason of this Section 4.6(d)(iii), shall remain exercisable for a maximum of ninety (90) days after the Date of Termination, but in no event later than the date fixed for expiration of the option (determined without regard to the Date of Termination).

In no event, however, shall the Executive be entitled to receive any amounts, rights, or benefits under this Section 4.6(d) unless he executes a release of claims against the Company (in a form which the Company shall deliver to the Executive within five (5) days following his Date of Termination), and such release is delivered to the Company and becomes non-revocable within sixty (60) days following the Date of Termination.

4.7     Code Section 409A.

(a)           Separation from Service.  Notwithstanding anything in the Agreement to the contrary, any compensation or benefits payable under the Agreement that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A (“Deferred Compensation”) and which are designated in Section 4 as payable upon the Executive’s termination of employment shall be payable only upon the Executive’s “separation from service” with the Company within the meaning of Code Section 409A (a “Separation from Service”).

(b)           Specified Employee.  If the Company determines that the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s Separation from Service, any Deferred Compensation to which the Executive is entitled under the Agreement in connection with such Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  To the extent that the payment of any compensation is delayed in accordance with this Section, such compensation shall be paid to the Executive in a lump sum on the first business day following the earlier to occur of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service, or (ii) the date of the Executive’s death, and any compensation or benefits that are payable under the Agreement following such delay shall be paid as otherwise provided in the Agreement.

(c)           Expense Reimbursement.  To the extent that any reimbursements payable to Executive pursuant to the Agreement are deemed to be Deferred Compensation, (i) such amounts shall be paid to Executive pursuant to the terms of the Agreement, but in no event later than December 31 of the year following the year in which the expense was incurred, (ii) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and (iii) Executive’s right to reimbursement under the Agreement will not be subject to liquidation or exchange for another benefit.

(d)           Installments.  Executive’s right to receive any installment payments under the Agreement, including, without limitation, any post-termination Base Salary payments pursuant to Section 4.6(d)(i), shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

Section 5.               Confidential Information.

5.1      Both during the Employment Period and following termination of employment, Executive agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Executive to perform Executive’s employment responsibilities for Company, any of Company’s proprietary Confidential Information (as defined below).

5.2      Executive acknowledges and confirms that certain data and other information (whether in human or machine readable form) that comes into his possession or knowledge (whether before or after the date of this Agreement) and that was obtained from Company, or obtained by Executive for or on behalf of Company, and that is identified herein (“Confidential Information”) is the secret, confidential property of Company.  This Confidential Information includes, but is not limited to:  (a) lists or other identification of customers or prospective customers of Company (and key individuals employed by or engaged by such parties); (b) lists or other identification of sources or prospective sources of Company’s products or components thereof, its landlords and prospective landlords and its current and prospective alliance, marketing and media partners (and key individuals employed or engaged by such parties); (c) all compilations of information, correspondence, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records, regulatory compliance procedures, reports, schematics, specialized or technical data, source code, object code, documentation, and software used in connection with the development, manufacture, fabrication, assembly, marketing and sale of Company’s products; (d) financial, sales and marketing data relating to Company or to the industry or other areas pertaining to Company’s activities and contemplated activities (including, without limitation, leasing, manufacturing, transportation, distribution and sales costs and non-public pricing information); (e) equipment, materials, designs, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of Company’s products and services; (f) Company’s relations with its past, current and prospective customers, suppliers, landlords, alliance, marketing and media partners and the nature and type of products or services rendered to, received from or developed with such parties or prospective parties; (g) Company’s relations with its employees (including, without limitation, salaries, job classifications and skill levels); and (h) any other information designated by Company to be confidential, secret and/or proprietary (including without limitation, non-public information provided by customers, suppliers and alliance partners of Company).  Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any data or other information which has been made publicly available or otherwise placed in the public domain other than by Executive in violation of this Agreement; (ii) information that Executive already knew prior to commencement of his employment with the Company, other than by disclosure to him by the Company; (iii) information that Executive lawfully receives from someone outside the Company who is not obligated to keep the information confidential; or (iv) information that is explicitly approved in writing for release by the Chairman of the Board of Directors.

5.3      During the Employment Period, Executive will not copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use, any papers, records, reports, studies, computer printouts, equipment, tools or other property owned by Company except (i) as expressly permitted by Company in writing or (ii) as required for the proper performance of his duties on behalf of Company.  Executive will promptly notify Company if he is legally compelled to disclose any Confidential Information by the order of any court or governmental investigative or judicial agency pursuant to proceedings over which such court or agency has jurisdiction.

Section 6.               Restrictions.  Executive recognizes that (i) Company has spent substantial money, time and effort over the years in developing and solidifying its relationships with its customers, suppliers, landlords and alliance partners and in developing its Confidential Information; (ii) long-term customer, landlord, supplier and partner relationships often can be difficult to develop and require a significant investment of time, effort and expense; (iii) Company has paid its employees to, among other things, develop and preserve business information, customer, landlord, vendor and partner goodwill, customer, landlord, vendor and partner loyalty and customer, landlord, vendor and partner contacts for and on behalf of Company; and (iv) Company is hereby agreeing to employ and pay Executive based upon Executive’s assurances and promises not to divert goodwill of customers, landlords, suppliers or partners of Company, either individually or on a combined basis, or to put himself in a position following Executive’s employment with Company in which the confidentiality of Company’s

Confidential Information might somehow be compromised.  Accordingly, Executive agrees that he will not, directly or indirectly (whether as owner, partner, consultant, employee, or otherwise):

(a)           During the Employment Period, provide any labor, services, advice or assistance to, or have an interest in, any person or entity engaged in, or planning to engage in, the development, manufacture, supply or sale of products or services relating to individual molecule detection (“Restricted Activity”); or

(b)           During the Employment Period and for twelve (12) months immediately following the Date of Termination (regardless of the reason for his termination of employment), induce or attempt to induce any employee, consultant, partner or advisor of Company to accept employment or an affiliation with any entity engaged in Restricted Activity.

Section 7.               Acknowledgment Regarding Restrictions.  Executive recognizes and agrees that the restraints contained in Section 6 (both separately and in total), are reasonable and enforceable in view of Company’s legitimate interests in protecting its Confidential Information and customer goodwill and the limited scope of the restrictions in Section 6.

Section 8.               Inventions.

8.1           Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like (collectively, “Inventions”), which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Executive, whether individually or otherwise, during the time that Executive is employed by Company, whether or not during working hours, that relate to (i) current and anticipated businesses and/or activities of Company, (ii) the current and anticipated research or development of Company, or (iii) any work performed by Executive for Company, shall be the sole and exclusive property of Company, and Company shall own any and all right, title and interest to such Inventions.  Executive assigns, and agrees to assign to Company whenever so requested by Company, any and all right, title and interest in and to any such Invention, at Company’s expense, and Executive agrees to execute any and all applications, assignments or other instruments which Company deems reasonably necessary to protect such interests; provided, however, that Executive need not assign Inventions that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those Inventions that either:

(a)           Related at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(b)           Result from any work performed by the Executive for the Company.

All Inventions must be disclosed to the Company to permit the Company to determine whether such Inventions do in fact qualify fully for exclusion from assignment to the Company as provided for above.  Information regarding Inventions that qualify fully for exclusion from assignment to the Company as provided for above will be received in confidence by the Company.

8.2      Executive acknowledges that as part of his work for Company he may be asked to create, or contribute to the creation of, computer programs, documentation or other copyrightable works.  Executive hereby agrees that any and all computer programs, documentation and other copyrightable materials that he has prepared or worked on for Company, or is asked to prepare or work on by Company, shall be treated as and shall be a “work made for hire,” for the exclusive ownership and benefit of Company according to the copyright laws of the United States, including, but not limited to, Sections 101 and 201 of Title 17 of the U.S. Code (“U.S.C.”) as well as according to similar foreign laws.  Company shall have the exclusive right to register the copyrights in all such works in its name as the owner and author of such works and shall have the exclusive rights conveyed under 17 U.S.C. §§106 and 106A, including, but not limited to, the right to make all uses of the works in which attribution or integrity rights may be implicated.  Without in any way limiting the foregoing, to the extent the works are not treated as works made for hire under any applicable law, Executive hereby irrevocably assigns, transfers and conveys to Company and its successors and assigns any and all right, title and interest that Executive may now or in the future have in or to the copyrightable works, including, but not limited to, all ownership, U.S. and foreign copyrights, all treaty, convention, statutory and common law rights under the law of any U.S. or foreign jurisdiction, the right to sue for past, present and future infringement and moral, attribution and integrity rights.  Executive hereby expressly and forever irrevocably waives any and all rights he has arising under 17 U.S.C. §106A, rights that may arise under any federal, state or foreign law that conveys rights that are similar in nature to those conveyed under 17 U.S.C. §106, and any other type of moral right or droit moral.

Section 9.               Company Property.  Executive acknowledges that any and all notes, records, sketches, computer diskettes, training materials and other documents relating to Company obtained by or provided to Executive, or otherwise made, produced or compiled during the Employment Period, regardless of the type of medium in which they are preserved, are the sole and exclusive property of Company and shall be surrendered to Company upon Executive’s termination of employment and on demand at any time by Company.

Section 10.             Non-Waiver of Rights.  Company’s or Executive’s failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of Company or Executive thereafter to enforce each and every provision in accordance with the terms of this Agreement.

Section 11.             Right to Injunctive Relief.  In the event of a breach or threatened breach of any rights, duties or obligations under the terms and provisions of Section 5 “Confidential Information”, Section 6 “Restrictions”, or Section 8 “Inventions”, either Company or Executive shall be entitled, in addition to any other legal or equitable remedies the party may have in connection therewith (including any right to damages that the party may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach.  The parties hereby expressly acknowledge that the harm which might result to the Executive or to the Company’s business as a result of any noncompliance with any of the provisions of Section 5, Section 6 or Section 8 might be largely irreparable.  The parties specifically agree that if there is a question as to the enforceability of any of the provisions of Section 5, Section 6 or Section 8, the parties will not engage in any conduct inconsistent with or contrary to such sections until after the question has been resolved by a final judgment of a court of competent jurisdiction.  Executive and Company agree that the running of the periods set forth in Section 6 shall be tolled during any period of time in which Executive violates that section.

Section 12.             Judicial Enforcement.  If any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions ions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provisions in any other jurisdiction.  To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.  The parties expressly acknowledge and agree that this Section 12 is reasonable in view of the parties’ respective interests.

Section 13.             Executive Representations.  Executive represents that the execution and delivery of the Agreement and Executive’s employment with Company do not violate any previous employment agreement or other contractual obligation of Executive.  Executive agrees that Executive will not, during Executive’s employment with the Company, bring onto Company premises or improperly use or disclose any confidential or proprietary information or trade secrets of any former employer without the explicit written consent of such employer.  If, at any time during Executive’s employment with the Company, Executive is requested by the Company to perform work which Executive believes may cause Executive to violate a duty he has to a third party, Executive will immediately inform the Board of Directors so that an assessment of the situation may be made.

Section 14.             Right to Recover Costs and Fees.  In any action to enforce, or arising out of, this Agreement, the prevailing party shall be entitled to be awarded allowable costs and reasonable attorney’s fees incurred.

Section 15.             Amendments; Entire Agreement.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.  This Agreement is intended as the complete, final and exclusive agreement between the parties regarding Executive’s terms of employment, Confidential Information, ownership of and assignment of Inventions, and dispute resolution, and supersedes all prior understandings, writings, proposals, representations or communications, oral or written, relating to the subject matter hereof.

Section 16.             Assignments.  This Agreement shall be freely assignable by Company to and shall inure to the benefit of, and be binding upon, Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by Company.  Being a contract for personal services, Executive cannot assign or transfer any of Executive’s obligations under this Agreement.

Section 17.             Choice of Forum and Governing Law.  The parties agree that: (a) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted in the state or federal courts in Alameda County, California; and (b) the Agreement shall be interpreted in accordance with and governed by the laws of the State of California, without regard for any conflict of law principles.

Section 18.             Arbitration.  Any controversy or claim arising out of, or relating to this Agreement, the breach thereof, or Executive’s employment by Company, shall, at Company’s sole option, be settled by binding arbitration in Alameda County, State of California, in accordance with the rules then in force of the American Arbitration Association, and judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof.  The controversies or claims subject to arbitration at Company’s option under this Agreement include, without limitation, those arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, local laws governing employment, and the statutory and/or common law of contract and tort.  In the event Executive commences any action in court which Company has the right to submit to binding arbitration, Company shall have sixty (60) days from the date of service of a summons and complaint upon Company to direct in writing that all or any part of the dispute be arbitrated.  Any remedy available in any court action shall also be available in arbitration.

Section 19.             Headings.  Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

PLEASE NOTE:  BY SIGNING THIS AGREEMENT, EXECUTIVE IS HEREBY CERTIFYING THAT EXECUTIVE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS EXECUTIVE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (D) UNDERSTANDS EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY COMPANY.

/s/ Philippe Goix
Philippe Goix

Address:

Singulex, Inc.

By:	/s/ Fred K. Vogt

Title:	Illegible